Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Splash Beverage Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be paid	Equity	Common Stock	457(c)	3,500,000	1.10 (2)	3,850,000 (3)	0.00011020	425
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$3,850,000		$425
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$425

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered also include such indeterminate number of securities as may be issued upon exercise, conversion or exchange of other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	Calculated pursuant to Rule 457(c) under the Securities Act based upon the closing price of the Registrant’s common stock as reported on the NYSE American LLC on April 17, 2023 on the proposed maximum aggregate offering price of all securities listed.

(3)	The registration fee for securities to be offered by the Registrant is calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).